Exhibit 99.2

Jackalope Gas Gathering Services, L.L.C.

Financial Statements

December 31, 2018 and 2017

With Report of Independent Auditors

Jackalope Gas Gathering Services, L.L.C.

Index

Page(s)

Report of Independent Auditors	1

Financial Statements

Balance Sheets as of December 31, 2018 and 2017	2

Statements of Income for the years ended December 31, 2018, 2017 and 2016	3

Statements of Changes in Members’ Equity for the years ended December 31, 2018, 2017 and 2016	4

Statements of Cash Flows for the years ended December 31, 2018, 2017 and 2016	5

Notes to Financial Statements	6 – 14

Report of Independent Auditors

To the Strategy Steering Committee and the members of

Jackalope Gas Gathering Services, L.L.C.

We have audited the accompanying financial statements of Jackalope Gas Gathering Services, L.L.C., which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of income, changes in members’ equity, and cash flows for each of the three years in the period ended December 31, 2018, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Adoption of New Accounting Standard

As discussed in Note 2 to the financial statements, the Company changed its method for accounting for revenue in 2018. Our opinion is not modified with respect to this matter.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jackalope Gas Gathering Services, L.L.C. at December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

May 21, 2019

Jackalope Gas Gathering Services, L.L.C.

Balance Sheets

	December 31,
	2018	2017
CURRENT ASSETS:
Cash and cash equivalents	$18,529,609	$6,736,832
Accounts receivable	26,313,579	16,360,868
Other	242,250	68,768

Total current assets	45,085,438	23,166,468

Property, plant and equipment, net	450,656,832	379,157,055
Advance to related party (Note 4)	14,474,009	—

TOTAL ASSETS	$510,216,279	$402,323,523

CURRENT LIABILITIES:
Accounts payable (including $2,109,888 and $1,074,372) due to related parties at December 31, 2018 and 2017, respectively (Note 4)	$14,188,476	$3,030,744
Accrued liabilities	1,132,802	798,059

Total current liabilities	15,321,278	3,828,803

Asset retirement obligation (Note 6)	2,392,463	2,775,180
Deferred revenue	69,656,810	22,157,535

COMMITMENTS AND CONTINGENCIES (Note 9)

EQUITY:
Members’ equity	422,845,728	373,562,005

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$510,216,279	$402,323,523

The accompanying notes are an integral part of these financial statements.

Jackalope Gas Gathering Services, L.L.C.

Statements of Income

	For the year ended December 31,
	2018	2017	2016
REVENUES:
Gathering and Processing	$78,198,753	$57,294,354	$79,367,676

OPERATING EXPENSES:
Operating, including expenses from related parties (Note 4)	22,165,383	17,608,660	20,373,976
Depreciation	14,799,771	14,500,477	14,291,475
General and administrative, including expenses from related parties (Note 4)	6,599,139	3,418,532	3,388,311
Other (income) expense - net	(5,960)	125,062	498,793

Total operating expenses	43,558,333	35,652,731	38,552,555

OPERATING INCOME	34,640,420	21,641,623	40,815,121

OTHER INCOME:
Other, net	413,872	48,206	—

Total other income	413,872	48,206	—

NET INCOME	$35,054,292	$21,689,829	$40,815,121

The accompanying notes are an integral part of these financial statements.

Jackalope Gas Gathering Services, L.L.C.

Statements of Changes in Members’ Equity

	Williams	Crestwood	Total Equity
Balance at December 31, 2015	$204,261,331	$204,261,330	$408,522,661

Contributions from members	1,417,479	1,417,479	2,834,958
Distributions to members	(27,392,368)	(27,392,368)	(54,784,736)
Net income	20,407,561	20,407,560	40,815,121

Balance at December 31, 2016	$198,694,003	$198,694,001	$397,388,004

Contributions from members	3,513,951	3,513,951	7,027,902
Distributions to members	(26,271,865)	(26,271,865)	(52,543,730)
Net income	10,844,914	10,844,915	21,689,829

Balance at December 31, 2017	$186,781,003	$186,781,002	$373,562,005

Adoption of ASC 606	(9,343,644)	(9,343,644)	(18,687,288)
Contributions from members	48,812,764	48,812,765	97,625,529
Distributions to members	(32,354,405)	(32,354,405)	(64,708,810)
Net Income	17,527,146	17,527,146	35,054,292

Balance at December 31, 2018	$211,422,864	$211,422,864	$422,845,728

The accompanying notes are an integral part of these financial statements.

Jackalope Gas Gathering Services, L.L.C.

Statements of Cash Flows

	For the year ended December 31,
	2018	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME	$35,054,292	$21,689,829	$40,815,121
ADJUSTMENTS TO RECONCILE NET INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation	14,799,771	14,500,477	14,291,475
Other (income) expense - net	57,666	126,497	498,792
Changes in assets and liabilities
Increase in accounts receivable	(9,952,711)	(5,131,727)	(4,914,683)
Decrease (increase) in other current assets	(173,482)	180,588	20,482
Decrease in accounts payable and accrued liabilities	4,310,862	(304,811)	(3,605,574)
Changes in Noncurrent liabilities	29,069,796	22,365,811	191,152

Net cash provided by operating activities	73,166,194	53,426,664	47,296,765

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(78,103,373)	(5,582,525)	(3,821,967)
Advance to related party	(16,186,763)	—	—
Proceeds from sale of assets	—	—	3,378,542

Net cash used in investing activities	(94,290,136)	(5,582,525)	(443,425)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions from members	97,625,529	7,027,902	2,834,958
Distributions to members	(64,708,810)	(52,543,730)	(54,784,736)

Net cash (used in) provided by financing activities	32,916,719	(45,515,828)	(51,949,778)

Net increase (decrease) in cash and cash equivalents	11,792,777	2,328,311	(5,096,438)

Cash and cash equivalents, beginning of period	6,736,832	4,408,521	9,504,959

Cash and cash equivalents, end of period	$18,529,609	$6,736,832	$4,408,521

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:

Changes in accounts payable and accrued liabilities related to purchases of property, plant and equipment	$8,809,923	$663,616	$(3,155,901)

The accompanying notes are an integral part of these financial statements.

Jackalope Gas Gathering Services, L.L.C.

Notes to Financial Statements – (Continued)

1.	Organization and Nature of Business

Jackalope Gas Gathering Services, L.L.C. (“Jackalope” or the “Company”) is an Oklahoma limited liability company formed on April 12, 2012, to own, operate and develop midstream energy assets. Jackalope conducts its operations within the State of Wyoming, and as of December 31, 2018, its underlying assets consist of approximately 285 miles of gathering pipeline and the Bucking Horse gas processing facility located in the southern section of Powder River. The Bucking Horse gas processing facility as of December 31, 2018 has gas processing capacity of 145 MMcf/d and construction is currently underway to expand the facility to 345 MMcf/d by the end of 2019 or early 2020.

The ownership interests of the members for each of the years ended December 31, 2018, 2017 and 2016, are Crestwood Niobrara LLC (50%), a controlled subsidiary of Crestwood Equity Partners, LP “Crestwood” and Williams MLP Operating, LLC (50%), a 100% owned and controlled subsidiary of The Williams Companies, Inc. “Williams”. Williams manages the operations and activities of Jackalope. Crestwood is currently managing the overall construction activities related to the expansion of the Bucking Horse gas processing facility.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of Jackalope have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Estimates and assumptions which, in the opinion of management, are significant to the underlying amounts included in the financial statements and for which it would be reasonably possible that future events or information could change those estimates include: (1) estimated useful lives of assets, which impacts depreciation; (2) accruals related to revenues, expenses and capital costs; and (3) projections of future cash flows which impacts the amount and timing of deferred revenue recognition. Although management believes these estimates are reasonable, actual results could differ from its estimates.

Cash and Cash Equivalents

For purposes of the financial statements, investments in all highly liquid instruments with original maturities of three months or less at the date of purchase are considered to be cash equivalents. Cash and cash equivalents as of December 31, 2018, and 2017, were $18.5 million and $6.7 million, respectively.

Accounts Receivable

The majority of accounts receivable relate to gathering and gas processing services. Accounts receivable included in the balance sheet are reflected net of any applicable allowance for doubtful accounts.

We estimate the allowance for doubtful accounts based on existing economic conditions, the financial condition of the customers, and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted. At December 31, 2018, and 2017, Jackalope had no allowance for doubtful accounts. Additionally, Jackalope does not charge interest on past due receivables. See Note 8 for further discussion of accounts receivable.

Jackalope Gas Gathering Services, L.L.C.

Notes to Financial Statements – (Continued)

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Expenditures for maintenance and repairs that do not add capacity or extend the useful life of an asset are expensed as incurred. The carrying value of the assets is based on estimates, assumptions and judgments relative to useful lives and salvage values. As assets are disposed, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included as part of Other (income) expense-net, in Operating expenses in the Statements of Income.

Depreciation is calculated using the straight-line method, based on the assets’ estimated useful lives. These estimates are based on various factors including age, manufacturing specifications, technological advances and historical data concerning useful lives of similar assets.

Impairment of property, plant and equipment

Property, plant and equipment with recorded values that are not expected to be recovered through future cash flows are written down to estimated fair value. Assets are tested for impairment when events or circumstances indicate that the carrying value may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value exceeds the sum of the undiscounted cash flows, an impairment loss equal to the amount that the carrying value exceeds the fair value of the asset is recognized. There were no material impairments during 2018, 2017, or 2016.

Asset Retirement Obligations

The Company recognizes asset retirement obligations based on the estimated cost of retiring property, plant and equipment. The liability is recognized at fair value, measured as the present value of expected future cash outflows of the asset retirement obligation when the obligation originates, which generally is when an asset is acquired or constructed. The carrying amount of the associated asset is increased commensurate with the liability recognized. Accretion expense is recognized over time as the liability is accreted to the expected settlement value. If the estimated asset retirement obligation changes, an adjustment is recorded to the asset retirement obligation and the associated asset carrying amount. Revisions in estimated asset retirement obligations may result from changes in retirement cost estimates and the estimated timing of settling asset retirement obligations.

Revenue Recognition

Accounting Standards Codification (ASC) Topic 606, “Revenue from Contracts with Customers” “(ASC 606)”, was adopted on January 1, 2018.

Our customers are comprised of oil and natural gas producers.

A performance obligation is a promise in a contract to transfer a distinct good or service (or integrated package of goods or services) to the customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue, when, or as, the performance obligation is satisfied. A performance obligation is distinct if the service is separately identifiable from other items in the integrated package of services and if a customer can benefit from it on its own or with other resources that are readily available to the customer. An integrated package of services typically represents a single performance obligation if the services are contained within the same contract or within multiple contracts entered into in contemplation with one another that are highly interdependent or highly interrelated, meaning each of the services is significantly affected by one or more of the other services in the contract. Our revenue contracts contain a series of distinct services, with the majority of our contracts having a single performance obligation that is satisfied over time as the customer simultaneously receives and consumes the benefits provided by our performance.

Jackalope Gas Gathering Services, L.L.C.

Notes to Financial Statements – (Continued)

For our business, reimbursement and service contracts with customers are viewed together as providing the same commercial objective, as we have the ability to negotiate the mix of consideration between reimbursements and amounts billed over time. Accordingly, we generally recognize reimbursements of construction costs from customers on a gross basis as a contract liability separate from the associated costs included within property, plant, and equipment. The contract liability is recognized into service revenues as the underlying performance obligations are satisfied.

Gathering and Processing Services

Revenues from our business include contracts for natural gas gathering, processing, compression, and other related services with contract terms that are generally long-term in nature. As such, revenue is recognized at the daily completion of the integrated package of services as the integrated package represents a single performance obligation and payment is due from our customers on a monthly basis.

We generally earn a contractually stated fee per unit for the volume of product, gathered or processed. The rate is generally fixed; however, certain contracts contain variable rates that are subject to change based on levels of throughput. For all of our contracts, we allocate the transaction price to each performance obligation based on the relative standalone selling price. The excess of consideration received over revenue recognized results in the deferral of those amounts until future periods based on a straight-line methodology. One significant gathering and processing agreement contains a stated decline in gathering and processing rates. For this type of agreement, a certain amount of the revenue is deferred, resulting in a normalized per unit rate recognized over the term of the contract. The use of judgement is required in determining estimates of future production and the deferral period associated with this agreement.

Certain of our gas gathering and processing agreements have minimum volume commitments “MVC”. If a customer under such an agreement fails to meet its MVC for a specified period (thus not exercising all the contractual rights to gathering and processing services within the specified period, herein referred to as “breakage”), it is obligated to pay a contractually determined fee based upon the shortfall between the actual gathered or processed volumes and the MVC for the period contained in the contract. There have been no shortfall payments made related to these agreements.

Revenue Recognition (prior to the adoption of ASC 606)

Revenues consist of fees and reimbursements from customers of certain costs for the gathering and gas processing for delivery to major interstate and intrastate pipelines. Revenues are recognized when the service is performed and is based upon non-regulated rates under contracts and the related gathering and processing natural gas volumes.

Income Taxes

As a limited liability company, Jackalope is not subject to federal income taxes. All income, expenses, gains, losses and tax credits generated flow through to the members and, accordingly, do not result in a provision for income taxes.

There were no uncertain tax positions as of December 31, 2018, 2017, or 2016.

Jackalope Gas Gathering Services, L.L.C.

Notes to Financial Statements – (Continued)

Recently Issued Accounting Standards

New Accounting Standards Issued and Adopted. In May 2014, ASC 606 established a comprehensive new revenue recognition model designed to depict the transfer of goods or services to a customer in an amount that reflects the consideration the entity expects to be entitled to receive in exchange for those goods or services and requires significantly enhanced revenue disclosures. ASC 606 allows either full retrospective or modified retrospective transition and early adoption is permitted for annual periods beginning after December 15, 2016. We have conducted a formal contract review process of our contracts to evaluate the impact of the new revenue standard. We adopted the new revenue recognition standard utilizing the modified retrospective transition approach, effective January 1, 2018, by recognizing the cumulative effect of initially applying the new standard for periods prior to January 1, 2018, which resulted in a decrease of $18.7 million to the opening balance of Members’ equity. This adjustment is primarily associated with a change in a contract transaction price resulting in a higher deferred revenue balance upon adoption. This change also resulted in a decrease in Gathering and Processing Revenue, Operating Income, and Net Income in 2018.

New Accounting Standards Issued Not Yet Adopted. In February 2016, the FASB issued ASU 2016-02 “Leases (Topic 842)” “(ASU 2016-02)”. ASU 2016-02 establishes a comprehensive new lease accounting model. ASU 2016-02 modifies the definition of a lease, requires a dual approach to lease classification similar to current lease accounting, and causes lessees to recognize operating leases on the balance sheet as a lease liability measured as the present value of the future lease payments with a corresponding right-of-use asset, with an exception for leases with a term of one year or less. Additional disclosures will also be required regarding the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2019 for non-public entities. Early adoption is permitted. We adopted ASU 2016-02 effective January 1, 2019. We implemented a financial lease accounting system to assist management in the accounting for leases upon adoption. The most significant changes to our financial statements relate to the recognition of a lease liability and offsetting right-of-use asset in our Balance Sheet for operating leases. Upon adoption a $0.7 million lease liability and offsetting right of use asset was recorded.

In June 2016, the FASB issued ASU 2016-13 “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). ASU 2016-13 changes the impairment model for most financial assets and certain other instruments. For trade and other receivables, held-to-maturity debt securities, loans, and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowances for losses. The guidance also requires increased disclosures. ASU 2016-13 is effective for interim and annual periods beginning after December 15, 2020 for non-public entities. Early adoption is permitted. The standard requires varying transition methods for the different categories of amendments. Although we do not expect ASU 2016-13 to have a significant impact, it could impact our trade receivables as the related allowance for credit losses will be recognized earlier under the expected loss model.

3.	Revenue Recognition

Contract Liabilities

Our contract liabilities consist of advance payments from construction reimbursements, and amounts deferred under our decreasing rate contract for which future services are to be provided under the contract. These amounts are deferred until recognized in revenue when the associated performance obligation has been satisfied, which is primarily based on a straight-line methodology over the remaining contractual service periods, which depicts the pattern of transfer to the customer.

Jackalope Gas Gathering Services, L.L.C.

Notes to Financial Statements – (Continued)

Contracts requiring advance payments and the recognition of contract liabilities are evaluated to determine whether the advance payments provide us with a significant financing benefit. This determination is based on the combined effect of the expected length of time between when we transfer the promised good or service to the customer, when the customer pays for those goods or services, and the prevailing interest rates. We have assessed our contracts for significant financing components and determined that no contract contains a significant financing component. Our contract liabilities balances are presented as Deferred Revenue on the Balance Sheets.

The following table presents a reconciliation of our contract liabilities:

December 31, 2018
(thousands)
Balance at beginning of period	$40,845
Payments received and deferred	55,047
Recognized in revenue	(26,235)

Balance at end of period	$69,657

The following table presents the amount of the contract liabilities balance as of December 31, 2018, expected to be recognized as revenue in each of the next five years as performance obligations are expected to be satisfied:

(thousands)
2019	$3,870
2020	3,870
2021	3,870
2022	3,870
2023	3,870
Thereafter	50,307

Total	$69,657

Remaining Performance Obligations

The following table presents the transaction price allocated to the remaining performance obligations under certain contracts as of December 31, 2018. As a practical expedient permitted by ASC 606, this table excludes variable consideration as well as consideration in contracts that is recognized in revenue as billed. It also excludes consideration received prior to December 31, 2018, that will be recognized in future periods (see above for Contract Liabilities and the expected recognition of those amounts within revenue). Certain of our contracts contain renewal provisions for periods beyond the initial term of the contract. The remaining performance obligation amounts as of December 31, 2018, do not consider potential future performance obligations for which the renewal has not been exercised.

Jackalope Gas Gathering Services, L.L.C.

Notes to Financial Statements – (Continued)

(thousands)
2019	$7,865
2020	7,865
2021	7,865
2022	7,865
2023	7,865
Thereafter	102,237

Total	$141,562

Impact of Adoption of ASC 606

The following table depicts the impact of the adoption of ASC 606 on our 2018 financial statements. The adoption of ASC 606 did not result in adjustments to total operating, investing, or financing cash flows.

	As Reported	Adjustments resulting from adoption of ASC 606	Balance without adoption of ASC 606
	(thousands)
Statement of Income
Year Ended December 31, 2018

Gathering and Processing Revenue	$78,199	$(2,851)	$75,348
Operating income	34,640	(2,851)	31,789
Net Income	35,054	(2,851)	32,203

Balance Sheet
December 31, 2018
Deferred revenue	69,657	(15,836)	53,821
Members’ equity	422,846	15,836	438,682
Total liabilities and equity	510,216	—	510,216

Statement of Changes in Members’ Equity
December 31, 2018
Adoption of ASC 606	$(18,687)	$18,687	$0
Net income	35,054	(2,851)	32,203
Balance at December 31, 2018	422,846	15,836	438,682

All accounts receivable reflected on the Balance Sheet relates to revenue from contracts with customers.

Jackalope Gas Gathering Services, L.L.C.

Notes to Financial Statements – (Continued)

4.	Related Parties

We have no employees. In the ordinary course of business, Williams and Crestwood provide various services to Jackalope. Williams employs a number of individuals to provide services directly to and on behalf of Jackalope. Jackalope reimburses Williams and Crestwood for the associated costs, which include various operating expenses, charges for direct payroll and associated benefits of Williams employees that work on Jackalope projects, purchases of fuel, and various management fees.

During the years ending December 31, 2018, 2017, and 2016, Jackalope incurred $7.0 million, $5.5 million, and $6.2 million, respectively, in related party expenses from Williams and is reported in Operating expenses on the Statement of Income. During the years ended December 31, 2018, 2017, and 2016, Jackalope incurred $5.5 million, $3.1 million, and $3.0 million, respectively, in related party expenses from Williams and is reported in General and administrative expenses for overhead fees as provided for under Jackalope’s Limited Liability Company agreement. The overhead fees are calculated using a volumetric component based on gathering MMBTU. During the years ended December 31, 2018, 2017, and 2016, Jackalope incurred $1.0 million, $0.4 million, and $0.4 million, respectively, in related party expenses from Crestwood and is reported in General and administrative expenses for overhead fees as provided for under Jackalope’s Limited Liability Company agreement.

As of December 31, 2018, and 2017, Jackalope had related party payables to Williams totaling $2.1 million and $1.1 million, respectively.

Jackalope has advanced funds to an affiliate of Crestwood associated with Crestwood’s management and procurement of the current expansion of the Bucking Horse processing facility. As of December 31, 2018, the unspent portion of the advance, net of retainage, is $14.5 million and has been classified as non-current as the funds will be used for costs associated with the construction of property, plant and equipment.

5.	Property, Plant and Equipment

A summary of property, plant and equipment and the useful lives is as follows:

	Estimated
	Useful	December 31,	December 31,
	Life (Years)	2018	2017
Land		$601,001	$601,001
Gathering systems and processing	30	415,772,666	375,060,047
Building, improvements, and furniture	5-30	20,902,730	20,888,105
Compressors	30	31,156,226	31,079,303
Vehicles and other	3-7	200,668	194,447
Construction work in progress		47,092,073	1,602,914

Property, plant and equipment, at cost		515,725,364	429,425,817
Less: accumulated depreciation		(65,068,532)	(50,268,762)

Total property, plant and equipment, net		$450,656,832	$379,157,055

Depreciation expense for the years ended December 31, 2018, 2017, and 2016, was $14.8 million, $14.5 million, and $14.3 million, respectively.

Jackalope Gas Gathering Services, L.L.C.

Notes to Financial Statements – (Continued)

6.	Asset Retirement Obligations

The following table provides a summary of changes in asset retirement obligations.

	Years Ended December 31,
	2018	2017
Asset retirement obligations, beginning of period	$2,775,180	$2,517,174
Liabilities incurred	—	26,176
Revisions	(556,082)	5,002
Accretion expense	173,365	172,002
Other	—	54,826

Asset retirement obligations, end of period	$2,392,463	$2,775,180

Our asset retirement obligations primarily relate to abandonment costs associated with compression facilities on leased land.

7.	Fair Value Measurements

The fair-value measurement standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard characterizes inputs used in determining fair value according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable. The three levels of the fair value hierarchy are as follows:

Level 1 — inputs represent quoted prices in active markets for identical assets or liabilities.

Level 2 — inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (for example, quoted market prices for similar assets or liabilities in active markets or quoted market prices for identical assets or liabilities in markets not considered to be active, inputs other than quoted prices that are observable for the asset or liability, or market-corroborated inputs).

Level 3 — inputs that are not observable from objective sources, such as management’s internally developed assumptions used in pricing an asset or liability (for example, an estimate of future cash flows used in management’s internally developed present value of future cash flows model that underlies the fair value measurement).

Jackalope Gas Gathering Services, L.L.C.

Notes to Financial Statements – (Continued)

The carrying amount of cash and cash equivalents (classified as Level 1), accounts receivable and accounts payable reported on the balance sheet approximates fair value because of the short-term nature of these instruments.

8.	Concentration of Credit Risk

Chesapeake Energy Corporation (“Chesapeake”) is currently the only significant customer from whom revenues were earned for the years ended December 31, 2018, 2017, and 2016.

Financial instruments that potentially subject Jackalope to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. On December 31, 2018, and 2017, cash and cash equivalents were invested in a non-interest-bearing account and money market funds with investment grade ratings. On December 31, 2018, and 2017, Chesapeake accounted for 99 percent of Jackalope’s accounts receivable balance.

9.	Commitments and Contingencies

Lease Commitments

Jackalope is party to various lease agreements. During 2018, 2017 and 2016, rental expense related to these lease agreements was $1.2 million, $1.0 million, and $1.1 million, respectively. The future noncancelable lease commitments related to these lease agreements are not material.

Litigation

Jackalope is, from time to time, subject to various legal actions and claims incidental to its business. Management believes that these routine legal proceedings will not have a material adverse effect on the financial position, results of operations or cash flows. Once it is determined that information pertaining to a legal proceeding indicates that it is probable that a liability has been incurred, an accrual is established equal to the estimate of the likely exposure. There were no accruals for legal contingencies as of December 31, 2018 or 2017.

10.	Subsequent Events

Management has evaluated the effects of subsequent events for inclusion and disclosure in the accompanying financial statements through May 21, 2019, the date the accompanying financial statements were available to be issued. From December 31, 2018 to April 9, 2019, Jackalope has paid total distributions of $11.6 million to Williams and Crestwood. From December 31, 2018 to April 9, 2019, Jackalope has received total contributions of $24.3 million from Williams and Crestwood.

On April 9, 2019, Crestwood Niobrara LLC, a consolidated subsidiary of Crestwood, acquired Williams’s 50% equity interest in Jackalope for approximately $484.6 million. Jackalope is now a wholly owned subsidiary of Crestwood. Crestwood Midstream Operating, a consolidated subsidiary of Crestwood, will provide field operations and construction management services for Jackalope.